Exhibit 10.1

EXECUTION COPY

THIRD AMENDMENT

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT, dated as of July 30, 2012 (“Amendment”), to the Second Amended and Restated Credit Agreement, dated as of March 25, 2010, as amended and restated as of December 28, 2010 and as further amended and restated as of March 17, 2011 (as so amended and restated, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BIOSCRIP, INC., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (as defined in the Credit Agreement), the Lenders (as defined below) and HEALTHCARE FINANCE GROUP, LLC, as administrative agent for the Lenders and as collateral agent for the Secured Parties (in such capacities, the “Agent”), and as collateral manager.

The Borrower, the Subsidiary Guarantors, the financial institutions from time to time party to the Credit Agreement (the “Lenders”), the Agent and certain other parties are party to the Credit Agreement.

The Borrower has elected to reduce the Revolving Commitments as of the date of this Amendment to $125,000,000.

The Borrower has requested that the Lenders and the Agent amend certain provisions of the Credit Agreement, and the Lenders and the Agent have agreed to such amendments on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

2. Commitment Reduction. Pursuant to Section 2.07(b) of the Credit Agreement, the Borrower hereby notifies the Administrative Agent and the Lenders of its election to reduce the Revolving Commitments as of the date of this Amendment from $150,000,000 to $125,000,000. In accordance with the proviso contained in Section 2.05(b) of the Credit Agreement, no Early Termination Fee shall be payable with respect to such initial voluntary partial reduction of the Revolving Commitments. The Administrative Agent and the Lenders agree that this Amendment shall be deemed to be a written notice of such election which complies with the requirements of Section 2.07(c) of the Credit Agreement. The amount of the LC Commitment and the Swingline Commitment shall remain unchanged. Such reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments, such that, after giving effect to such reduction, the Revolving Commitments of the Revolving Lenders shall be as follows:

Lender	Amount of Revolving Commitment
HFG Healthco-4, LLC	$41,666,666.67
Wells Fargo Capital Finance, LLC	$41,666,666.67
Siemens Financial Services, Inc.	$20,833,333.33
GE Capital Bank, formerly known as GE Capital Financial Inc.	$20,833,333.33
TOTAL	$125,000,000.00

3. Amendments To Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is amended as follows:

(a) The definition of “Adjusted LIBOR Rate” contained in Section 1.01 of the Credit Agreement is amended by deleting the percentage “1.25%” contained in clause (ii) thereof and substituting therefor the percentage “1.00%”.

(b) The definition of “Consolidated EBITDA” contained in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case (other than clause (e) below) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted to be (A) distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement and the Senior Note Agreement), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders or (B) to the extent such amount is not permitted to be distributed solely as a direct result of the insolvency of such Subsidiary, repaid to Borrower under the Intercompany Note):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) all cash proceeds of business interruption insurance received by the Loan Parties during such period to the extent not already included in determining Consolidated Net Income,

(f) Consolidated Permitted Restructuring Costs for such period,

(g) Consolidated Permitted Severance Costs for such period,

(h) costs and expenses directly incurred in connection with the Transactions (not to exceed $12,000,000 in the aggregate for all periods) during such period,

(i) reasonable and customary one-time, non-recurring fees, expenses and costs relating to any Permitted Acquisition (including itemized restructuring charges incurred in connection with the consummation of any Permitted Acquisition, which charges are similar to the type and calculated in the same manner as those contemplated by the defined term “Consolidated Permitted Restructuring Costs”), Equity Issuance, Investment, Debt Issuance or repayment of Indebtedness, or amendment or modification of any Material Agreement or any regulatory compliance matter, each to the extent permitted hereunder (whether or not consummated) and only to the extent permitted to be deducted in accordance with GAAP (and not added back) in calculating Consolidated Net Income not to exceed in any twelve month period (1) $8,000,000 relating to the repayment of Indebtedness, (2) the greater of (x) $5,000,000 or (y) 15% of Consolidated EBITDA for such period (prior to giving effect to the addition under this clause (i)(2)) relating to Permitted Acquisitions (including itemized restructuring charges as set forth above), and (3) $2,000,000 in the aggregate relating to all other cases collectively under this clause (i), in each case, reasonably satisfactory to the Administrative Agent;

(j) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Borrower or any Subsidiary for such period, and

(k) the aggregate amount of all other non cash items reducing Consolidated Net Income (excluding any non cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business).

For purposes of calculating Consolidated EBITDA hereunder (including for calculations made on a Pro Forma Basis), there shall be included in determining Consolidated EBITDA for any period during which a Permitted Acquisition has been consummated, without duplication, the Acquired EBITDA (as defined below) of any property, business, division or person acquired by Borrower or any Subsidiary in such Permitted Acquisition (to the extent not subsequently sold, transferred or otherwise disposed by Borrower or such Subsidiary during such period), including the portion of such Acquired EBITDA occurring prior to such acquisition. “Acquired EBITDA” shall mean the consolidated net income of such property, business, division or person acquired by Borrower or any Subsidiary in a Permitted Acquisition during such period, adjusted in a manner consistent with the additions and subtractions set forth in clauses (x) and (y) above.

(c) The definition of “Minimum Revolving Balance” contained in Section 1.01 of the Credit Agreement is amended by deleting the dollar amount of $30,000,000 thereform and substituting therefor the dollar amount of “$0”.

(d) The definition of “Permitted Acquisition” contained in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) with respect to any transaction involving Acquisition Consideration of $5,000,000 or more, Borrower shall certify to Administrative Agent prior to the consummation of such transaction that it is in compliance with the Pro Forma Condition;

(iii) after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of (A) all Unrestricted Domestic Cash and Cash Equivalents and (B) the undrawn and available portion of the Revolving Commitments shall be at least $20,000,000;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) Indebtedness to the extent permitted to be incurred under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(v) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are then permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.11 and shall be free and clear of any Liens, other than Permitted Liens;

(vi) if the person to be acquired is a public company, the Board of Directors of such person shall not have publicly indicated its opposition to the consummation of such acquisition or, if such Board of Directors has indicated its opposition publicly, such opposition has been publicly withdrawn;

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Legal Requirements applicable thereto;

(viii) with respect to any transaction involving Acquisition Consideration of $5,000,000 or more, Borrower shall have provided the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, with (A) historical financial statements for the last three fiscal years (or the applicable lesser number thereof if the person or business to be acquired has existed for a lesser period) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) monthly projections for the following year and quarterly projections for the two years thereafter (or, if sooner, through the Scheduled Maturity Date), in each case, in detail comparable to the financial statements delivered pursuant to Section 5.01(c) or 5.01(b), respectively, pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or any Lender, to the extent made available to or otherwise obtainable by Borrower or such Subsidiary;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(x) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) no Default or Event of Default exists or would result therefrom; and

(xi) (a) in the case of an acquisition of all or substantially all of the property of any person, the person making such acquisition is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any person, both the person making such acquisition and the person so acquired is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination is, or immediately upon consummation of the Permitted Acquisition becomes, Borrower or a Domestic Subsidiary and a Guarantor.

(e) Section 6.04(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(a) [Intentionally Omitted];”

(f) Section 6.04(n) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(n) (i) other loans and advances made by Borrower or any Subsidiary to third parties and (ii) Investments made by Borrower or any Subsidiary in any Permitted Joint Venture on or after the date hereof, not to exceed $60,000,000 in the aggregate for all such loans, advances and other Investments under this clause (n); provided, that (x) loans and advances in amounts individually, or in the aggregate to a third party and its Affiliates, in excess of $250,000 shall be evidenced by a promissory note or other instrument which shall be assigned and delivered to the Collateral Agent pursuant to the terms of the Security Agreement and (y) (i) if permitted under the documents related to such Permitted Joint Venture, the equity held by any Company, or (ii) if not permitted, all proceeds and distributions payable to Borrower or any Subsidiary with respect to such Permitted Joint Venture, in either case, shall be pledged to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent.”

4. Condition Precedent. This Amendment shall become effective at such time as:

(a) the Agent shall have received this Amendment duly executed and delivered by the Borrower, the Subsidiary Guarantors, the Required Lenders and the Agent; and

(b) the Agent shall have received from the Borrower, (i) for the account of the consenting Lenders, an amendment fee in the amount of $312,500, which fee shall be allocated among the Lenders based upon their respective Revolving Commitments in effect immediately after giving effect to the effectiveness of this Amendment and (ii) all other fees and expenses required to be paid in connection with this Amendment. Such amendment fee shall be fully earned and due and payable in full in immediately available funds on the date hereof and shall be non-refundable upon payment thereof.

5. Representations and Warranties. The Borrower and each of the Loan Parties represents and warrants as of the date hereof as follows (which representations and warranties shall survive the execution and delivery of this Amendment):

(a) This Amendment and the consummation of the transactions contemplated hereby are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) This Amendment and the consummation of the transactions contemplated hereby (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or consents, approvals, registrations, filings, Permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate the Organizational Documents of any Loan Party, (iii) will not violate or result in a default or require any consent or approval under (w) any Senior Note Documents, (x) any other indenture, agreement, or other instrument binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (iv) will not violate any material Legal Requirement in any material respect and (v) will not result in the creation or imposition of any Lien on any property of any Loan Party.

(c) After giving effect to this Amendment, each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on such date.

6. Costs and Expenses. The Loan Parties agree, jointly and severally, to pay, promptly upon demand all reasonable costs and expenses incurred by the Agent, including the reasonable fees, charges and disbursements of Advisors for the Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

7. Continued Effectiveness. Except for the amendments and modifications set forth in Sections 2 and 3 hereof, nothing herein shall be deemed to be an amendment or waiver of any covenant or agreement contained in the Credit Agreement or any other Loan Document and each of the parties hereto agrees that all of the covenants and agreements and other provisions contained in the Credit Agreement and the other Loan Documents, as amended or otherwise modified herein, are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms from and after the date of this Amendment. The terms “Agreement”, “hereof”, “herein” and similar terms as used in the Credit Agreement and each reference in the other Loan Documents to “the Credit Agreement” “thereunder,” “thereof” or words of like import referring to the Credit Agreement shall mean and refer to, from and after the effectiveness of this Amendment, the Credit Agreement as amended and modified by this Amendment, and as it may in the future be amended, restated, modified or supplemented from time to time in accordance with its terms. This Amendment shall constitute a Loan Document under the Credit Agreement.

8. Ratification. Each Subsidiary Guarantor hereby approves and consents to this

Amendment and agrees and affirms that the Guarantees of the Guaranteed Obligations continues to be in full force and effect and is hereby ratified and confirmed in all respects. Each of the Loan Parties hereby ratifies and confirms the grant of the security interest in and the Liens on its Collateral in favor of the Agent contained in the Security Documents to which it is a party.

9. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11. Captions. The captions used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

12. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

13. Integration. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BIOSCRIP, INC., as Borrower

By:	/s/ Richard M. Smith
Name: Richard M. Smith Title: President & CEO

EACH SUBSIDIARY GUARANTOR SET FORTH ON ANNEX A

By:	/s/ Richard M. Smith
Name: Richard M. Smith Title: Authorized Officer

HEALTHCARE FINANCE GROUP, LLC, as Administrative Agent, Collateral Agent and Collateral Manager

By:	/s/ John Calabro
Name: John Calabro Title: Executive Vice President

HFG HEALTHCO-4 LLC,
as a Lender and as Swingline Lender

By: Master Healthco, LLC, its member

By:	/s/ John D. Calabro
Name: John D. Calabro
Title: Executive Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender, Documentation Agent and as Issuing Bank

By:	/s/ Sylvia S. Tran
Name: Sylvia S. Tran Title: Relationship Manager

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Jeffrey B. Iervese
Name: Jeffrey B. Iervese
Title: Vice President

By:	/s/ Anthony Casciano
Name: Anthony Casciano
Title: Senior Vice President

GE CAPITAL BANK, FORMERLY KNOWN AS GE CAPITAL FINANCIAL INC., as a Lender

By:	/s/ Heather Leigh Glade
Name: Heather Leigh Glade Title: Duly Authorized Signatory

Annex A

Subsidiary Guarantors

BioScrip Infusion Services, Inc.

Chronimed, LLC

BioScrip Pharmacy, Inc.

Bradhurst Specialty Pharmacy, Inc.

BioScrip Pharmacy (NY), Inc.

BioScrip PBM Services, LLC

Natural Living, Inc.

BioScrip Infusion Services, LLC

BioScrip Nursing Services, LLC

BioScrip Infusion Management, LLC

BioScrip Pharmacy Services, Inc.

CHS Holdings, Inc.

Critical Homecare Solutions, Inc.

Applied Health Care, LLC

Cedar Creek Home Health Care Agency, Inc.

Deaconess Enterprises, LLC

Deaconess HomeCare, LLC

East Goshen Pharmacy, Inc.

Elk Valley Health Services, Inc.

Elk Valley Home Health Care Agency, Inc.

Elk Valley Professional Affiliates, Inc.

Gericare, Inc.

Infusion Partners, LLC

Infusion Partners of Brunswick, LLC

Infusion Partners of Melbourne, LLC

Infusion Solutions, Inc.

Knoxville Home Therapies, LLC

National Health Infusion, Inc.

New England Home Therapies, Inc.

Option Health, Ltd.

Professional Home Care Services, Inc.

Regional Ambulatory Diagnostics, Inc.

Scott-Wilson, Inc.

South Mississippi Home Health, Inc.

South Mississippi Home Health, Inc. – Region I

South Mississippi Home Health, Inc. – Region II

South Mississippi Home Health, Inc. – Region III

Specialty Pharma, Inc.

Wilcox Medical, Inc.